STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT is dated as of May 14, 2009 (this “Agreement”) by and among Octavian Global Technologies, Inc. (the “Company”), Ziria Enterprises Limited (“Ziria”), Harmen Brenninkmeijer (“HB”) and Austrian Gaming Industries GmbH (“AGI” and collectively with Ziria and HB, the “Stockholders”).

RECITALS

WHEREAS, the Stockholders are presently the owners and holders of a majority of the issued and outstanding shares of capital stock of the Company (the “Common Stock”) on a non-diluted and fully-diluted basis (the shares subject to this Agreement, including shares issuable pursuant to convertible instruments, warrants or options, and such instruments, the “Shares”).

WHEREAS, the Stockholders wish to set forth in this Agreement certain terms and conditions regarding the ownership of the shares of Common Stock, including certain restrictions on the transfer of such shares, and the management of the Company and the Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement: the following terms have the meanings set forth in this Section 1.1:

 “Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person directly or indirectly owning or controlling 5% or more of any class of outstanding voting securities of such Person or (c) any officer, director, general partner or trustee of any such Person described in clause (a) or (b)

 “Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Subsidiary” means any subsidiary of the Company.

ARTICLE II.
CAPITALIZATION, GOVERNANCE AND MANAGEMENT OF THE COMPANY

2.1           Board of Directors.

(a)           The Stockholders agree that the board of directors of the Company (the “Board”) shall consist of five members which shall include each of the following:

(i)           HB, who shall also be the Chairman of the Board and the Chief Executive Officer of the Company;

(ii)          Designee of AGI (the “AGI Designee”);

(iii)         Designee of HB (the “HB Designee”);

(iv)         Peter Brenninkmeijer; and

(v)          Peter Moffitt.

(b)           Except as set forth in Section 2.1(c) below, no additional seats on the Board shall be created and no other person or entity may be appointed to the Board without the prior written consent of HB and AGI; provided, however, (i) AGI is permitted to remove the AGI Designee and replace with a different designee who shall in turn become the AGI Designee, at AGI’s sole discretion, (ii) HB is permitted to remove the HB  Designee and replace with a different designee who shall in turn become the HB Designee, at HB’s sole discretion, and (iii) HB is authorized to remove Peter Brenninkmeijer and Peter Moffitt and appoint in their place (with AGI’s prior written consent) two additional independent directors to fill any such vacancy.

(c)           The Stockholders agree that, subject to the terms hereof, the management of the Company shall be conducted in the manner that it has been conducted immediately prior to the execution of this Agreement; provided that AGI shall have the right, in its sole discretion, to cause the AGI Designee to be a member of the Company’s executive team which position shall have such responsibilities as shall be determined at the time of such naming (upon the reasonable satisfaction of HB and the AGI Designee).  Except as set forth herein or as may be provided for in HB’s employment agreement with the Company (the “Employment Agreement”), HB may not be removed as Chairman of the Board or Chief Executive Officer absent (i) gross negligence, willful misconduct in the performance of HB’s duties or a conviction of HB of a felony or (ii) the unanimous consent of all members of the Board other than HB; and, provided such removal is not as a result of Cause (as defined in the Employment Agreement), gross negligence or willful misconduct in the performance of HB’s duties, conviction of a felony by HB, violation of this Agreement by HB or Ziria through gross negligence or willful misconduct or otherwise as a result of any material violation by HB of the terms of the Employment Agreement, cash payment by the Company to HB of: (1) the remainder of HB’s Base Salary (as defined in the Employment Agreement) and (2) the issuance of any earn-out shares of Common Stock to which HB would otherwise be entitled for the calendar year in which HB is removed.  Additionally, upon HB’s removal for Cause, gross negligence or willful misconduct in the performance of HB’s duties, a conviction of HB of a felony or violation by HB or Ziria of this Agreement through gross negligence or willful misconduct or otherwise as a result of any material violation by HB of the terms of the Employment Agreement, the Company shall have the option to purchase for cash: (A) all or any portion of any outstanding shares of Common Stock then held by Ziria and HB, including, without limitation any Earn-Out Shares, at the greater of $3.10 (subject to adjustment for reverse and forward stock splits and the like) and the average market price of the Common Stock for the 30 day period immediately prior to such removal and (B) all or any portion of any Common Stock Purchase Warrants or options held by Ziria and HB for an amount equal to the Black Scholes Value of such warrants and options as calculated pursuant to Section 3(e) of the Common Stock Purchase Warrants issued pursuant to that certain Securities Purchase Agreement, dated October 30, 2008, by and among the Company and the purchasers signatory thereto.  In the event the Company determines not to exercise the foregoing option, AGI shall have the option to purchase all or any portion of such Common Stock, Common Stock Purchase Warrants or options then held by Ziria and HB.  In the event HB’s removal by the Company is for any other reason, the option of the Company set forth above shall be a binding obligation of the Company.  The rights, remedies, penalties and obligations of the parties hereto are in addition to, and not in substitution for, the terms and conditions of the Employment Agreement.

2.2           Meetings of the Board.  The holders of the Shares will vote at regular or special meetings of stockholders, and give written consent with respect to, such Shares that they own (or as to which they have voting power) to ensure that the size of the Board shall be set and remain at five directors.

2.3           Director Fees and Expenses. The Company shall pay to the independent directors such reasonable fees as may be determined by a compensation committee to be created at the Closing, such committee to consist of HB and the AGI Designee.  The Company will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service in accordance with compensation policies established by the Company’s compensation committee.

2.4           Approvals by the Board.

(a)           Except as required by applicable law and the by-laws of the Company, all actions requiring the approval of the Board shall be approved by a majority of the directors present at any duly convened Board meeting or by unanimous written consent of the directors without a meeting, in each case in accordance with the provisions of the Nevada Revised Statutes and the by-laws of the Company.

(b)           A quorum for meetings of the Board shall consist of a majority of the total authorized membership of the Board. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the directors, and, at any such postponed meeting, a quorum shall consist of a majority of the total authorized membership of the Board.  Meetings of the Board may be called by the Chairman at any time, provided that at least 24 hours’ written notice of such meeting has been provided to the directors or notice thereof has been waived by each director.

(c)           In addition to any vote or consent of the Board or the stockholders of the Company as required by applicable law and the by-laws of the Company, the Company shall not take (or, to the extent applicable, permit any Subsidiary to take) any of the following actions, or enter into any commitment to take any of the following actions, without the prior approval of a majority of the Board then in office at a duly called meeting of the Board (“Majority Approval”):

(i)           the incurrence, assumption or refinancing of any indebtedness or liens for borrowed money (including, without limitation, through capital leases, acting as a surety, the issuance of debt securities or the guarantee of indebtedness of another Person) in an amount less than $500,000USD per annum and not previously approved by the Board;

(ii)          the incurrence of capital expenditures between $200,000 and $1,000,000;

(iii)         enter into any joint venture with or equity investment in any Person, including any equity investment in any Subsidiary, in any amount less than $250,000USD;

(iv)         engage in transactions that are material to the Company with Affiliates, including, without limitation, contracts, arrangements, agreements or understandings with any member of the Board or any Affiliate or entity owned or controlled by any Board member or in which any Board member owns more than 5% of the equity of such entity (and such affiliated Board member shall not be permitted to vote on such matter or related matters);

(v)          granting or revoking any proxy or power attorney held by or for the benefit of the Company or any Subsidiary, other than (1) powers of attorney granted to Company employees or agents to permit the conduct of the Company’s ordinary course of business and (2) for those matters for which Special Approval is required;

(vi)         making a tax election or entering into any material agreement in respect of taxes, including the settlement of any material tax controversy, or similar action relating to the filing of any tax return or the payment of any tax, if such election, agreement or action would reasonably be expected to result in any direct tax liability for any of the Stockholders or any direct or indirect holder of equity in any of the Stockholders;

(vii)        repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of Common Stock or other securities of the Company;

(viii)       the acquisition, disposition or encumbrance of any real estate for $500,000USD or less; or

(ix)          enter into any agreement or understanding with respect to any of the foregoing.

(d)           In addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Company shall not take (or, to the extent applicable, permit any Subsidiary to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the prior approval of a majority of the Board then in office at a duly called meeting of the Board, which must also include the approval of the AGI Designee (“Special Approval”):

(i)           the incurrence, assumption or refinancing of any indebtedness or liens for borrowed money (including, without limitation, through capital leases, acting as a surety, the issuance of debt securities or the guarantee of indebtedness of another Person) in an amount greater than $500,000USD per annum;

(ii)          any amendment to the certificate of incorporation, by-laws or other organizational document of the Company or any material subsidiary;

(iii)         voluntary election by the Company to liquidate or dissolve or to commence, or consent to the filing of, bankruptcy or insolvency proceedings under applicable law or the adoption of a plan with respect to any of the foregoing;

(iv)        consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or any other entity;

(v)         make an assignment of its assets for the benefit of its creditors or an assignment of the assets of another entity for the benefit of such entity’s creditors;

(vi)        any amendment to, or granting of any waiver under, this Agreement in a manner materially adverse to the Company;

(vii)       approval of the Annual Budget and Business Plan (the “Business Plan”) of the Company and the Subsidiaries (and any material revisions thereto, including any increases of capital expenditures that would result in aggregate capital expenditures in excess of 20% of the amount budgeted for capital expenditures in the Business Plan);

(viii)      any joint venture with or equity investment in any Person, including any equity investment in any Subsidiary, in any amount more than $100,000USD;

(ix)         incur capital expenditures in excess of $1,000,000USD per annum;

(x)          any material transaction not contemplated in the most current Business Plan;

(xi)         the commencement of any proposed transaction or series of related transactions involving a (A) the sale of fifteen percent (15%) or more of the assets of the Company to an Unaffiliated Person (as defined below), (B) a sale resulting in more than 50% of the shares of Common Stock of the Company being held by an Unaffiliated Person (C) a merger, consolidation, recapitalization or reorganization of the Company with or into another Unaffiliated Person. “Unaffiliated Person” means any Person who is not a Stockholder or an Affiliate of a Stockholder;

(xii)        any acquisition by the Company or any Subsidiary of the stock, other equity interests or assets of any Person (“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof), in one transaction or a series of related transactions, or disposition of assets of the Company or any Subsidiary or the capital stock or other equity interests of any Subsidiary;

(xiii)       the issuance of Common Stock or Common Stock Equivalents other than pursuant to a stock or option plan previously approved by the Board;

(xiv)      create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock if the same ranks pari passu or senior to the Common Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the right to the payment of dividends, the right of redemption or any other rights inherent in or applicable to the Common Stock, or increase the authorized number of shares of Common Stock, or increase the authorized number of shares of any additional class or series of capital stock of the same rank or that ranks junior to the Common  Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the right to the payment of dividends, the right of redemption or any other rights inherent in or applicable to the Common Stock, other than issuances pursuant to an employee stock option plan duly approved by the Board;

(xv)        defining or amending any material business practice or material policy of the Company or any Subsidiary or any transaction not in the ordinary course of business;

(xvi)       any payment or declaration of any dividend or other distribution on or in respect of any equity of the Company, or any redemption of any equity of the Company;

(xvii)      change the Company’s independent public accountants;

(xviii)     any material changes in any significant accounting policy of the Company or the Subsidiaries, taken as a whole;

(xix)        the acquisition, disposition or encumbrance of any real estate for more than $500,000USD;

(xx)         creating or modifying any bonus, pension, retirement, profit sharing, savings, deferred compensation, incentive or other fringe, perquisite or employee benefit plans, programs, policies, and/or any agreements or arrangements for or with executive personnel or members of the Board, including, without limitation, employment, service or severance agreements; or

(xxi)        take any action in furtherance of the foregoing.

(e)           In the event of any breach of this Section 2.4 by HB or Ziria, or conviction of a felony by HB, or otherwise as a result of any material violation by HB of the terms of the Employment Agreement, and upon receipt of AGI’s written notice of such breach, there shall be a cure period of thirty (30) days in which HB may cure such breach, and if not cured: (i) HB shall immediately resign his positions as an officer, employee and member of the Board of the Company (without the payment of any severance, any of the cash payments set forth in Section 2.1(c) above or any other compensation), (ii) notwithstanding anything contained in this Agreement to the contrary, AGI shall have the right, in its sole discretion, to appoint new officers and directors to replace HB, the HB Designee and Peter Brenninkmeijer and (iii) immediately following the appointments of such new directors, this Agreement shall be deemed terminated and of no further force or effect.

2.5           Certain Actions, Voting Proxy.

(a)           Each Stockholder shall vote all of its Shares and shall take all other necessary or desirable actions within such Stockholder’s control (including, without limitation, attending meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), at regular or special meetings of the Stockholders and/or give written notice with respect to such Shares in accordance with the provisions of this Agreement.

(b)           Each Stockholder, in connection with any vote or action by written consent of the stockholders of the Company relating to any matter (including, but not limited to, any Transfer (as defined below) of the Shares or amendment of the Company’s certificate of incorporation) requiring consent as specified in this Agreement, shall vote all of its Shares: (i) against (and not act by written consent to approve) such matter if such matter has not received such required consent, (ii) for (or act by written consent to approve) any matter that has received such required consent and which has been submitted to the stockholders of the Company for approval and (iii) otherwise take or cause to be taken, all other reasonable actions, at the expense of the Company, required, to the extent permitted by applicable law, to prevent the taking of any action by the Company that has not received such required consent, or to approve the taking of any such action that has received such required consent.  “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Shares owned by a Person or any interest (including but not limited to a beneficial interest) in any Shares owned by a Person.

(c)           Each Stockholder hereby grants an irrevocable proxy to vote or act by written consent with respect to such Stockholder’s Shares, and grant a consent, proxy or approval in respect of such Shares, in the event that such Stockholder fails at any time to vote or act by written consent with respect to any of its Shares in the manner set forth in this Agreement. Each Stockholder agrees that the irrevocable proxy set forth in this section will be valid for the term of this Agreement and is given to secure the performance of the obligations of such Stockholder under this Agreement, and that that each proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement, or, if earlier, until the last date permitted by applicable law. Except as expressly contemplated by this Section 2.5(c), no Stockholder shall grant to any Person any proxy to exercise the rights of any such Stockholder under this Agreement to which such Stockholder is a party.

ARTICLE III.
TRANSFERS; CERTAIN COVENANTS

3.1           Transfer Restrictions.

(a)           No Stockholder may Transfer any of its Shares except (i) to any Affiliate of a Stockholder, (ii) as a Tag-Along Participant pursuant to Section 3.2 or as a Selling Stockholder pursuant to Section 3.3, (iii) subject to receipt of Majority Approval or (iv) as to HB and Ziria only, if such Transfer complies and is permitted pursuant to that certain Lock-Up Agreement, dated October 30, 2008.

(b)           Any transferee of the Shares pursuant to Section 3.1(a) (such transferees, “Permitted Transferee”), other than a Permitted Transferee pursuant to Section 3.1(a)(iv) which shall have no restrictions hereunder, shall, as a condition precedent to the Transfer of such Shares to such transferee and in addition to the requirements of the Company’s by-laws and certificate of incorporation, (i) become a party to this Agreement by completing and executing a signature page hereto (including the address of such party), (ii) execute all such other agreements or documents as may reasonably be requested by the Company (which may include such representations and warranties made by the transferee to the Company as shall be reasonably requested by the Company), (iii) ensure with the transferring Stockholders that any merger control or other regulatory authorizations needed in connection with such Transfer are duly obtained, and (iv) deliver such signature page and, if applicable, other agreements and documents to the Company. Such Person shall, upon its satisfaction of such conditions and acquisition of the Shares, be a Stockholder for all purposes of this Agreement. Notwithstanding any such Transfer, the transferring Stockholders shall not be released from\obligations under this Agreement without the written consent of the non-transferring Stockholders.

(c)           Any Transfer or attempted Transfer of the Shares in violation of any provision of this Agreement shall be void.

3.2           Tag-Along Rights.

(a)           In the event of a proposed Transfer of Shares by a Stockholder (a “Transferring Stockholder”) other than to a Permitted Transferee, each Stockholder (other than the Transferring Stockholder) shall have the right to participate on the same terms and conditions and for the same per Share consideration as the Transferring Stockholder in the Transfer in the manner set forth in this Section 3.2.  Prior to any such Transfer, following compliance with Section 3.4, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the non-Transferring Stockholders (such stockholders, the “Tag-Along Participants”) within 5 days of receipt thereof, which notice shall state (i) the name of the proposed transferee, (ii) the number of Shares proposed to be Transferred (the “Transferred Securities”) and the percentage (the “Tag Percentage”) that such number of Shares constitute of the total number of Shares owned by such Transferring Stockholder, (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof as determined in good faith by the Board, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than 20 days after delivery to the Tag-Along Participants of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed transferee to purchase the Transferred Securities, which offer may be conditioned upon the consummation of the sale by the Transferring Stockholder, or the most recent drafts of the purchase and sale documentation between the Transferring Stockholder and the transferee which shall make provision for the participation of the Tag-Along Participants in such sale consistent with this Section 3.2.

(b)           Each Tag-Along Participant may elect to participate in the proposed Transfer to the proposed transferee identified in the Transfer Notice by giving written notice to the Company and to the Transferring Stockholder within the 15 day period after the delivery of the Transfer Notice to such Tag-Along Participant, which notice shall state that such Tag-Along Participant elects to exercise its rights of tag-along under this Section 3.2 and shall state the maximum number of Shares sought to be Transferred (which number may not exceed the product of (i) all such Shares owned by such Tag-Along Participant plus the number of Shares owned by any Affiliate Tag-Along Assignor of such Tag-Along Participant, multiplied by (ii) the Tag Percentage). As used in this Agreement, the term “Affiliate Tag-Along Assignor” with respect to any Stockholder shall mean an Affiliate (as defined below) of such Stockholder that shall have waived, by means of written notice to the Company and the Transferring Stockholder, its tag-along rights pursuant to this Section 3.2 with respect to the applicable Transfer in favor of such Stockholder.  Each Tag-Along Participant shall be deemed to have waived its right of tag-along with respect to the Transferred Securities hereunder if it fails to give notice within the prescribed time period. The proposed transferee of Transferred Securities will not be obligated to purchase a number of Shares exceeding that set forth in the Transfer Notice, and in the event such transferee elects to purchase less than all of the additional Shares sought to be Transferred by the Tag-Along Participants, the number of Shares to be Transferred by the Transferring Stockholder and each such Tag-Along Participant shall be reduced so that each such Stockholder is entitled to sell its Pro Rata Portion (as defined below) of the number of Shares the proposed transferee elects to purchase.  “Pro Rata Portion” means: (a) for the purposes of Section 3.2, with respect to the Transferring Stockholder or any Tag-Along Participant, with respect to any proposed Transfer, on the applicable Transfer date, the number of Shares equal to the product of (i) the total number of Shares to be Transferred to the proposed transferee and (ii) the fraction determined by dividing (A) the total number of Shares owned by such Transferring Stockholder or Tag-Along Participant (as applicable) as of such date (on a fully diluted basis) plus the number of Shares owned by all Affiliate Tag-Along Assignors of such Person by (B) the total number of Shares owned by the Transferring Stockholder and all Tag-Along Participants and their respective Affiliate Tag-Along Assignors as of such date (on a fully diluted basis) and (b) for purposes of Section 3.4, with respect to any Stockholder, on the date of any Initiator Notice, the number of Shares (but not in excess of the amount so elected to purchase by such Stockholder) equal to (i) the total number of Transfer Shares multiplied by (ii) a fraction determined by dividing (A) the number of Shares owned by such Stockholder by (B) the total number of Shares owned by all of the Purchasing Stockholders, all determined on a fully diluted basis.

(c)           Each Stockholder participating in a sale pursuant to this Section 3.2 shall receive consideration in the same form and per share amount after deduction of such Stockholder’s proportionate share of the related expenses. Each Stockholder participating in a sale pursuant to this Section 3.2 shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Transferring Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, that any general indemnity given by the Transferring Stockholder, applicable to liabilities not specific to the Transferring Stockholder, to the transferee in connection with such sale shall be apportioned among the Stockholders participating in a sale pursuant to this Section 3.2 according to the consideration received by each such Stockholder and shall not exceed such Stockholder’s net proceeds from the sale; provided, further, that any representation relating specifically to a Stockholder and/or its ownership of the Shares to be Transferred shall be made only by that Stockholder. The fees and expenses incurred in connection with a sale under this Section 3.2 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in respect of its Shares to be Transferred; provided, that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 3.2 (excluding de minimis expenditures). The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required approvals of governmental entities and other required approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals.

3.3           Drag Along Right.

(a)           If any Stockholder proposes to Transfer all of its Shares, representing more than 50% of the Shares of the Company, and, for so long as such a Transfer requires any approval hereunder, such Transfer has been so approved, then if requested by the Stockholder(s) Transferring such Shares (the “Section 3.3 Transferring Stockholder(s)”), each other Stockholder (each, a “Selling Stockholder”) shall be required to sell all of the Shares held by it of the same type as any of the Shares to be Transferred (or then convertible into any such type).

(b)           The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per share to be received by the Section 3.3 Transferring Stockholder(s), and the terms and conditions of such sale shall be the same as those upon which the Section 3.3 Transferring Stockholder(s) sells its Shares. In connection with the transaction contemplated by Section 3.3(a) (the “Drag Along Transaction”), each Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Section 3.3 Transferring Stockholder(s) so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, that (i) any general indemnity given by the Section 3.3 Transferring Stockholder(s), applicable to liabilities not specific to the Section 3.3 Transferring Stockholder(s), to the purchaser in connection with such sale shall be apportioned among the Selling Stockholders according to the consideration received by each Selling Stockholder and shall not exceed such Selling Stockholder’s net proceeds from the sale, (ii) that any representation relating specifically to a Selling Stockholder and/or its Shares shall be made only by that Selling Stockholder, and (iii) in no event shall any Stockholder be obligated to agree to any non-competition covenant or other similar agreement as a condition of participating in such Transfer.

(c)           The fees and expenses incurred in connection with a sale under this Section 3.3 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in respect of its Shares; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 3.3 (excluding de minimis expenditures).

(d)           The Section 3.3 Transferring Stockholder(s) shall provide written notice (the “Drag Along Notice”) to each other Selling Stockholder of any proposed Drag Along Transaction as soon as practicable following its exercise of the rights provided in Section 3.3(a). The Drag Along Notice shall set forth the consideration to be paid by the purchaser for the securities, the identity of the purchaser and the material terms of the Drag Along Transaction.

(e)           If any holders of the Shares of any class are given an option as to the form and amount of consideration to be received in the Drag Along Transaction, all holders of the Shares of such class must be given the same option.

(f)           Upon the consummation of the Drag Along Transaction and delivery by any Selling Stockholder of the duly endorsed certificate or certificates representing the Shares held by such Selling Stockholder to be sold together with a stock power duly executed in blank, the acquiring Person shall remit directly to such Selling Stockholder, by wire transfer of immediately available funds, the consideration for the securities sold pursuant thereto.

3.4           Right of First Offer.

(a)           Subject to the terms and conditions specified in this Section 3.4, each Stockholder shall have a right of first offer if any other Stockholder (the “Initiator”), proposes to sell any Shares (the “Transfer Shares”) owned by it other than in a Transfer permitted pursuant to Sections 3.1(a). Each time the Initiator proposes so to sell any Transfer Shares, the Initiator must first make an offering of the Transfer Shares to each Stockholder in accordance with the following provisions of this Section 3.4.

(b)           The Initiator shall give written notice (the “Initiator Notice”) to the Company and the other Stockholders stating its bona fide intention to sell the Transfer Shares and specifying the number of Transfer Shares, and the material terms and conditions (other than price) upon which the Initiator proposes to sell such Transfer Shares.

(c)           Upon receipt of the Initiator Notice, each other Stockholder shall have 10 Business Days (the “ROFO Notice Period”) to offer to purchase all (and not less than all) the Transfer Shares by delivering a written notice (a “ROFO Offer Notice”) to the Initiator and the Company of such offer stating that it offers to purchase such Transfer Shares on the terms specified in the Initiator Notice and designating the price that it is offering to pay for such Transfer Shares (the “Offer Price”). Any ROFO Offer Notice shall be binding upon delivery and irrevocable without the consent of the Initiator, provided that a Stockholder may revoke its ROFO Offer Notice at any time within 20 Business Days following delivery thereof if it is unable to secure financing for such purchase in an amount and on such terms and conditions as are reasonably acceptable to such Stockholder. If the Offer Price set forth in any ROFO Offer Notice is less than the Offer Price set forth in any other ROFO Offer Notice, the Initiator shall, within 5 days after the expiration of the ROFO Notice Period, deliver written notice to the other Stockholders and the Company specifying the highest Offer Price set forth in any ROFO Notice, whereupon each other ROFO Notice shall be deemed revoked, provided that each Stockholder delivering any such revoked ROFO Offer Notice shall have the right, exercisable within 10 Business Days after the expiration of the ROFO Notice Period, to match the highest Offer Price by delivering a revised ROFO Offer Notice to the Initiator and the Company.  If more than one Stockholder delivers a ROFO Offer Notice (including pursuant to the matching right set forth in the proviso to the preceding sentence) that is not deemed revoked, such Stockholder (the “Purchasing Stockholders”) shall be allocated its Pro Rata Portion of the Transfer Shares, unless otherwise agreed by such Stockholders.

(d)           Within 10 Business Days after the expiration of the ROFO Notice Period, the Initiator shall indicate to each Purchasing Stockholder whether it has accepted such Purchasing Stockholder’s offer by sending irrevocable written notice of such acceptance to the Purchasing Stockholders and the Company, and, subject to the third sentence of Section 3.4(c), the Purchasing Stockholder(s) shall then be obligated to purchase, and the Initiator shall then be obligated to sell, the Transferred Shares on the terms and conditions set forth in the Initiator Notice at the Offer Price and on the other terms set forth in the Purchasing Stockholder’s ROFO Offer Notice.

(e)           If the Initiator does not accept any offer(s) made by a Purchasing Stockholder, or if a Purchasing Stockholder delivers a ROFO Offer Notice in accordance with Section 3.4(c), the Initiator may, during the 120-day period following the expiration of the ROFO Notice Period, and subject to Section 3.1(c) and the remaining restrictions on Transfers contained in this Agreement, enter into an agreement for the sale of all the Transfer Shares to any Person at a price not less than the highest Offer Price set forth in any ROFO Offer Notice and on other economic terms not more favorable in the aggregate to the purchaser than those specified in the Initiator Notice (it being understood that “economic terms” shall not include customary representations and warranties with respect to the Initiator, the Transfer Shares or the Company and the Subsidiaries and indemnities with respect thereto). If the Initiator does not enter into an agreement for the sale of the Transfer Shares within such period or, if such agreement is not consummated within 120 days of the execution thereof (which period shall be extended solely to the extent needed to obtain any required governmental approvals, provided that the Initiator shall have used all reasonable best efforts to obtain such approval in a timely manner), the right provided hereunder shall be deemed to be revived and such Transfer Shares shall not be offered unless first reoffered to the other Stockholders in accordance with this Section 3.4.

3.5           Other Agreements. No Stockholder may enter into any agreement or arrangement with any person with respect to the Common Stock on terms inconsistent with the provisions of this Agreement.

3.6           Directors and Officers’ Liability Insurance.  The Company will use best efforts to obtain directors’ and officers’ liability insurance with an insurer in the amount of $3,000,000.

3.7           Procedure for Transfers.

(a)           Closing. Any Transfer of Shares pursuant to the provisions of this Agreement shall be completed at the principal executive offices of the Company (or any other mutually agreeable location) at such time and on the date determined for such Transfer (the “Closing”).

(b)           Conduct of Business.  Each Stockholder hereby agrees to use its or his best efforts to ensure that the business of the Company is carried on in the ordinary course until the completion of any proposed transfer of Shares.

ARTICLE IV.
REPRESENTATIONS AND WARRANTS; CONFIDENTIALITY

4.1           Representations and Warranties.  Each Stockholder hereby represents and warrants to the other Stockholders as follows:

(a)           such Stockholder is neither a party to, nor bound by, an agreement regarding the ownership of the Shares, other than this Agreement; and

(b)           such Stockholder is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by such Stockholder of this Agreement, or the performance by such Stockholder of any of the terms hereof.

ARTICLE V.
MISCELLANEOUS

5.1           Information Rights.  The Company shall deliver to AGI, within fifteen (15) Business Days of receipt of written request therefore or any later date determined by AGI, such information relating to the financial condition, business, operations, product development, orders, prospects or corporate affairs of the Company as AGI may reasonably request.

5.2           Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholders as provided under Section 5.5, or termination of this Agreement as a result of the breach of this Agreement by any party (including, without limitation, breach of Section 2.4), this Agreement shall terminate upon the earlier to occur of: (a) the unanimous agreement of the Company and all then-current Stockholders and (b) five (5) years from the date hereof.  In the event this Agreement expires five years from the date hereof, the parties hereby agree to use reasonable best efforts in negotiating an extension of this Agreement.  Nothing in this Agreement shall relieve any party from any liability for the breach of any obligations set forth in this Agreement.

5.3           Publicity. Unless otherwise required by applicable law or the rules of any stock exchange, no Stockholder may issue any press release or otherwise make any public announcement or comment on this Agreement without the prior consent of each of the Stockholders.

5.4           Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

5.5           Amendment; Waivers, etc.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if any such amendment, action or omission to act, has been approved by each Stockholder.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Stockholder granting such waiver in any other respect or at any other time.

5.6           Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by any party without the prior written consent of the other parties.

5.7           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

5.8           No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns.

5.9           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by reputable overnight courier or (d) sent by fax or e-mail, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to HB and Ziria

c/o Octavian Global Technologies Inc.
1-3 Bury Street Guildford Surrey
GU2 4AW
United Kingdom
Attention: Harmen Brenninkmeijer
e-mail: H.Brenninkmeijer@octavianonline.co.uk

If to the Company:

1-3 Bury Street Guildford Surrey
GU2 4AW
United Kingdom
Attention: Peter Moffitt
e-mail:  P.Moffitt@octavianonline.co.uk

With a copy to:

Feldman, Weinstein & Smith LLP
420 Lexington Avenue, Suite 2620
New York, NY 10170
Attention: Robert Charron
e-mail:  rcharron@fwsllp.com

If to AGI:

Austrian Gaming Industries GmbH
Wiener Straß158
2352 Gumpoldskirchen
Austria
Attention: Jens Halle
e-mail: JHalle@novomatic.com

With a copy to:
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Adam Mimeles
e-mail: amimeles@egsllp.com

If to any other Stockholder, to its address set forth on the signature page of such Stockholder to this Agreement with a copy (which shall not constitute notice) to any party so indicated thereon. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by overnight courier, on the day delivered, or (z) if by fax or e-mail, on the day delivered.

5.10           Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

5.11           Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

5.12           Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.13           Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).  Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any such suit, action or other proceeding except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or referred to in Section 5.9 shall be effective service of process for any such suit, action or other proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or other proceeding in (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

5.14           Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

5.15           Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. In the event that the Company or one or more Stockholders shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including, without limitation, reasonable attorney’s fees and expenses.

5.16           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

**********************

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

/s/ Harmen Brennikmeijer
Harmen Brenninkmeijer

ZIRIA ENTERPRISES LIMITED

By: /s/ Harmen Brennikmeijer
Name: Harmen Brenninkmeijer
Title: Authorized Signatory

AUSTRIAN GAMING INDUSTRIES GMBH

By: /s/ Jens Halle, Erich Kirchberger
Name: Jens Halle, Erich Kirchberger
Title: Managing Director

OCTAVIAN GLOBAL TECHNOLOGIES, INC.

By: /s/ Peter Moffitt
Name: Peter Moffitt
Title: President